Exhibit 10.1

MEDCO HEALTH SOLUTIONS, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

Adopted February 2, 2005

1. PURPOSE.

The principal purposes of the Medco Health Solutions, Inc. Executive Incentive Compensation Plan (the “Plan”) are to provide annual incentives and rewards to executive officers of Medco Health Solutions, Inc. (“Medco”) for contributing to the success and growth of Medco and to assist Medco in attracting, motivating and retaining these key employees on a competitive basis.

2. ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Compensation Committee of the Board of Directors of Medco (the “Committee”). The Committee shall consist of two or more members of the Board who qualify as outside directors for purposes of section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder (“Section 162(m)”).

The Committee shall have all powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to determine whether performance objectives and conditions for earning awards have been met, to determine whether awards will be paid following the end of the award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

For each Medco fiscal year, the Committee shall establish in writing (on or before the latest date permitted under Section 162(m)) one or more performance goals to be attained, which performance goals may be stated as alternative performance goals. Performance goals may be based on any one or more of the following business criteria as the Committee, in its sole discretion, may select: earnings per share; net new sales; client satisfaction; member satisfaction; revenue growth; corporate earnings; return on assets; return on equity; return on investment capital; profits; cash flow; market value added; economic value added; or earnings before interest, taxes, depreciation and amortization.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including Medco, its shareholders and any person receiving an award under the Plan.

3. ELIGIBILITY.

Executive officers of Medco are eligible to be granted awards under the Plan.

4. AWARDS.

(a) Setting Awards. For each Medco fiscal year, the Committee shall establish maximum incentive awards for particular levels of performance by Medco’s executive officers. Subject to these maximums, target incentive awards may also be established. The pre-established maximum awards shall apply to all individuals who either are executive officers at the beginning of the fiscal year or become executive officers during the fiscal year.

(b) Payment of Awards. Awards will be payable for a fiscal year upon certification by the Committee that Medco achieved the performance target(s) that the Committee had previously established for the year. No payment will be made if the minimum performance target(s) is not met. The Committee may, in its discretion, permit executives to defer the payment of awards in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

(c) Negative Discretion. Notwithstanding the attainment by Medco of one or more specified performance targets, the Committee has the discretion, by participant, to pay less than the maximum incentive award that relates to that level of performance.

(d) Maximum Possible Award. No participant may receive an incentive award for a Medco fiscal year that is more than $3,500,000.

5. MISCELLANEOUS PROVISIONS.

(a) Guidelines. The Committee may adopt from time to time written policies for its implementation of the Plan.

(b) Withholding Taxes. Medco shall have the right to deduct from all Plan awards any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

(c) No Implied Rights. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. No employee shall be entitled to payment of an award under this Plan unless they are employed by Medco on the payment date. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Medco or any of its subsidiaries, divisions or affiliates.

(d) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by Medco and not charged to any award or to any employee receiving an award.

(e) Funding of Plan. Medco shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

6. EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

(a) Effective Date. The Plan shall become effective upon its approval by Medco’s shareholders.

(b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

In addition, unless the shareholders of Medco shall have first approved, no amendment of the Plan shall be effective which would: (i) modify the eligibility requirements for participation in the Plan, (ii) increase the maximum possible award that may be paid to a participant under the Plan, or (iii) change the business criteria that may be used for performance goals.

(c) Termination. No awards shall be made under the Plan after March 31, 2010. Determination of the actual amount to be paid and payment may occur later.

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